Exhibit 99.1

Magnolia Solar to Benefit from U.S. Department of Energy Award

Albany company to be key partner at new U.S. Photovoltaic Manufacturing Consortium at UAlbany NanoCollege

ALBANY, NY – Magnolia Solar Corporation announced today that it will be a key partner in the U.S. Photovoltaic Manufacturing Consortium, a major new initiative that will be funded from a $57.5 million grant by the U.S. Department of Energy.

The consortium will be located at the College of Nanoscale Science and Engineering at the University at Albany, and will greatly enhance Magnolia Solar’s work developing and commercializing revolutionary new thin film solar cell technologies.

The PVMC is a partnership led by CNSE and SEMATECH, with over 80 companies, universities, and high-tech laboratories committed to joining the alliance that will provide a major boost to the United States’ photovoltaic manufacturing industry. The consortium is designed to develop new photovoltaic manufacturing technologies, streamline their introduction into the global marketplace, and help the United States gain a greater market share of this growing industry.

Funding for the consortium came from the the Department of Energy (DOE) SunShot Initiative, which aims to reduce the total costs of photovoltaic solar energy systems by about 75 percent so that solar energy becomes cost-competitive with other forms of energy by the end of the decade. Achieving this goal - equivalent to approximately $1 per watt or roughly 6 cents per kilowatt-hour for utility systems - would allow solar energy systems to be broadly deployed across the country.

With financial commitments totaling $400 million from state and corporate entities, along with funding from the DOE, the consortium will hit the ground running, providing an immediate boost to this critical manufacturing sector.

CNSE Vice President for Clean Energy Programs Dr. Pradeep Haldar said, “We are delighted to be selected to lead this exciting initiative, and we applaud the leadership and support of New York’s federal delegation, led by Senior Senator Chuck Schumer along with Congressmen Paul Tonko and Chris Gibson, in helping to secure this investment by the Department of Energy. This program builds on investments made by New York State and the pioneering model established by CNSE, and infuses critical capital to position New York and the U.S. as world leaders in 21st century photovoltaic technologies. We look forward to working with Magnolia Solar as a key partner in our new PV Manufacturing Center.”

Dr. Ashok K. Sood, President and CEO of Magnolia Solar, said, “We are so pleased  to be part of this important PVMC team led by the College of Nanoscale Science and Engineering, and are committed to growing in New York’s Capital Region. We are leveraging the world-class technological and intellectual infrastructure at CNSE’s Albany NanoTech Complex for our product development. We believe that the PVMC Program will accelerate the development of high-efficiency thin-film solar cells. Photovoltaic technology is the only truly scalable renewable energy technology. Our close collaborations with CNSE, our excellent relations with NYSERDA, and ongoing work with nearby universities allow us to capitalize on our innovations and help us expand our business.”

Dr. Sood further stated, “Our vision is to create technologies that make renewable energy affordable and available to many of the over two billion people in the world who are without electric power today. The scalable and distributed solar power solutions that we are currently working on will provide a path to realize this vision.”

“This is a great opportunity for Magnolia Solar. NYSERDA is proud to be working with the company and is an active part of the consortium, having provided seed funding of $5 million,” said Francis J. Murray Jr., President and CEO of the New York State Energy Research and Development Authority (NYSERDA). “As New York State continues to move toward a clean-energy future, it will be technology like the high-efficiency solar photovoltaic systems being developed by Magnolia Solar that will play a significant part of the mix.”

About Magnolia Solar Corporation: Based in Woburn, MA and Albany, NY, Magnolia Solar (OTC.BB: MGLT) (Magnolia Solar) was founded in 2008 to develop and commercialize revolutionary new thin film solar cell technologies that employ nanostructured materials and designs.  Both higher current and voltage outputs are expected from thin film solar cells that combine Magnolia’s exclusive material structures with advanced optical coatings.  Magnolia’s technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell's efficiency, thereby reducing the cost per watt.  Magnolia Solar technology targets electrical power generation applications, ranging from commercial uses including power for electrical grids, to distributed power applications such as residential lighting and specialized military applications.

For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:
Ronald J. Blekicki
info@magnoliasolar.com
303-494-3617